Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form F-3 of Franco-Nevada Corporation of our report dated March 9, 2022 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Franco-Nevada Corporation, which appears in Exhibit 99.3 of Franco-Nevada Corporation’s Annual Report on Form 40-F for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

May 12, 2022

PricewaterhouseCoopers LLP

PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2

T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.